Exhibit 23.3



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We have issued our report dated February 19, 1999 accompanying the consolidated financial statements of Admiralty Bancorp, Inc. and subsidiary for the year ended December 31, 1998, appearing in the 1999 Annual Report on Form 10-KSB for the year ended December 31, 1999, which is incorporated by reference in this Registration Statement (File No. 333-46010). We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of the aforementioned report and to the use of our name, as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
October 5, 2000